GECC SERIES A FIXED RATE PRICING SUPPLEMENT
PROSPECTUS	Pricing Supplement No. 3936
Dated November 21, 2002	Dated August 12, 2003
PROSPECTUS SUPPLEMENT	Rule 424(b)(3)-Registration Statement
Dated November 22, 2002	No. 333-100527

GENERAL ELECTRIC CAPITAL CORPORATION

GLOBAL MEDIUM-TERM NOTES, SERIES A

(Redeemable Fixed Rate Step Up Coupon Notes)

Trade Date: August 12, 2003

Settlement Date (Original Issue Date): August 28, 2003

Maturity Date: August 28, 2019 (unless earlier redeemed as described under

"Additional Terms-Optional Redemption" below).

Principal Amount

(in Specified Currency): USD 25,000,000

Price to Public (Issue Price): 100.00%

Agent's Discount or Commission: The Notes are being purchased by the Underwriter at 100.00% of their principal amount and will be sold at varying prices to be determined at the time of sale. For any Notes sold with more than a de minimis amount of original issue discount, see "United States Tax Considerations" in the accompanying Prospectus Supplement. For further information with respect to any discounts, commissions or profits on resales of Notes that may be deemed underwriting discounts or commissions, see "Plan of Distribution" below.

Net Proceeds to Issuer: USD 25,000,000

Interest Rate: The Notes will bear interest at a fixed rate unless as otherwise specified hereunder. The Notes will pay interest at the rate of 4.75% per annum for the period from the Original Issue Date up to but excluding the Interest Payment Date scheduled to occur on August 28, 2008; thereafter, the interest rate on the Notes will reset on August 28, 2008, in accordance with the schedule set forth below.

Interest Payment Period: Semi-Annually

CAPITALIZED TERMS USED IN THIS PRICING SUPPLEMENT WHICH ARE DEFINED IN THE PROSPECTUS SUPPLEMENT SHALL HAVE THE MEANINGS ASSIGNED TO THEM IN THE PROSPECTUS SUPPLEMENT.

Redeemable Fixed Rate Step-Up Coupon Notes
Page 2
Pricing Supplement No. 3936
Dated August 12, 2003
Rule 424(b)(3)-Registration Statement
No. 333-100527

Interest Payment Date(s):

X Semi-Annually on each February 28 and August 28, commencing February 28, 2004 and ending on the Maturity Date, unless earlier redeemed. See "Additional Terms Interest" below.

Clearance and Settlement:

_X_ DTC only

_ DTC global (including through its indirect participants Euroclear and Clearstream, Luxembourg as described under "Global Clearance and Settlement Procedures" in the accompanying Prospectus Supplement)

___ DTC and Euroclear/Clearstream, Luxembourg (as described under "Description of Notes General - Special Provisions Relating to Certain Foreign Currency Notes" in the accompanying Prospectus Supplement).

___ Euroclear and Clearstream, Luxembourg only

CUSIP: 36962GD76

Repayment, Redemption and Acceleration

Initial Redemption Date: August 28, 2006 (See "Additional Terms Optional Redemption" below)

Initial Redemption Percentage: 100.00%

Optional Repayment Date(s): N/A

Original Issue Discount:

Amount of OID: N/A

Yield to Maturity: N/A

Interest Accrual Date: N/A

Initial Accrual Period OID: N/A

Amortizing Notes:

Amortization Schedule: N/A

Redeemable Fixed Rate Step-Up Coupon Notes
Page 3
Pricing Supplement No. 3936
Dated August 12, 2003
Rule 424(b)(3)-Registration Statement
No. 333-100527

Dual Currency Notes:

Face Amount Currency: N/A

Optional Payment Currency: N/A

Designated Exchange Rate: N/A

Option Value Calculation Agent: N/A

Option Election Date(s): N/A

Indexed Notes:

Currency Base Rate: N/A

Determination Agent: N/A

Listing:

___ Listed on the Luxembourg Exchange

_X_ Not listed on the Luxembourg Exchange

___ Other listing: (specify)

Additional Terms:

Interest:

Interest on the Notes will accrue from August 28, 2003 and will be payable in U.S. Dollars semi-annually on the 28th of February and the 28th of August, commencing on February 28, 2004 and ending on the Maturity Date or date of earlier redemption (each, an "Interest Payment Date"). Interest will accrue from and including each Interest Payment Date to but excluding the next succeeding Interest Payment Date. In the event an Interest payment date falls on a day other than a Business Day, interest will be paid on the next succeeding Business Day and no interest on such payment shall accrue for the period from and after such Interest Payment Date to such next succeeding Business Day. The interest rate on the Notes will be equal to 4.75% per annum from and including the Original Issue Date up to but excluding August 28, 2008. Thereafter the interest rate will be subject to adjustment on August 28, 2008 in accordance with the following schedule:
Interest Period:	Interest Rate:

August 28, 2003 to August 27, 2008	4.75% per annum
August 28, 2008 to August 27, 2013	6.00% per annum
August 28, 2013 to but excluding August 28, 2019	8.00% per annum

Redeemable Fixed Rate Step-Up Coupon Notes
Page 4
Pricing Supplement No. 3936
Dated August 12, 2003
Rule 424(b)(3)-Registration Statement
No. 333-100527

Optional Redemption:

The Company may at its option elect to redeem the Notes in whole on August 28, 2006 or on any Interest Payment Date thereafter (each such date, an "Optional Redemption Date) at 100% of their principal amount plus accrued interest to but excluding the date of redemption. In the event the Company elects to redeem the Notes, notice will be given to registered holders not more than 60 nor less than 30 days prior to the Optional Redemption Date.

Certain Investment Considerations:

Prospective purchasers of the Notes should be aware that the Notes will pay interest at different fixed rates each year through the Maturity Date unless earlier redeemed by the Company. Prospective purchasers should also be aware that the Company has the option to redeem the Notes on any Optional Redemption Date and will be likely to elect to redeem the Notes in the event prevailing market interest rates are lower than the then-current interest rate on the Notes.

General.

At June 30, 2003, the Company had outstanding indebtedness totaling $284.519 billion, consisting of notes payable within one year, senior notes payable after one year and subordinated notes payable after one year. The total amount of outstanding indebtedness at June 30, 2003, excluding subordinated notes payable after one year was equal to $283.635 billion.

Consolidated Ratio of Earning to Fixed Charges.

The information contained in the Prospectus under the caption "Consolidated Ratio of Earnings to Fixed Charges" is hereby amended in its entirety, as follows:
		Year Ended December 31,			Six Months ended June 30, 2003
1998	1999	2000	2001	2002
1.50	1.60	1.52	1.72	1.65	1.76

For purposes of computing the consolidated ratio of earnings to fixed charges, earnings consist of net earnings adjusted for the provision for income taxes, minority interest and fixed charges. Fixed charges consist of interest and discount on all indebtedness and one-third of rentals, which the Company believes is a reasonable approximation of the interest factor of such rentals.

Redeemable Fixed Rate Step-Up Coupon Notes
Page 5
Pricing Supplement No. 3936
Dated August 12, 2003
Rule 424(b)(3)-Registration Statement
No. 333-100527

Plan of Distribution:

The Notes are being purchased by Morgan Stanley & Co. Incorporated (the "Underwriter"), as principal, at the Issue Price of 100% of the aggregate principal amount. The Underwriter has advised the Company that the Underwriter proposes to offer the Notes from time to time for sale in negotiated transactions or otherwise, at prices to be determined at the time of sale.

The Company has agreed to indemnify the Underwriter against certain liabilities, including liabilities under the Securities Act of 1933, as amended.

US$ 25,000,000

GENERAL ELECTRIC CAPITAL CORPORATION

Global Medium-Term Notes, Series A

TERMS AGREEMENT

August 12, 2003

GENERAL ELECTRIC CAPITAL CORPORATION

201 High Ridge Road

Stamford, CT 06927

Attention: Senior Vice President - Corporate Treasury and

Global Funding Operation

Re: Second Amended and Restated U.S. Distribution Agreement dated as of April 16, 2002, as amended on November 22, 2002 ("U.S. Distribution Agreement")

Morgan Stanley & Co. Incorporated (the "Agent") agrees to purchase the principal amount of Global Medium-Term Notes (Pricing Supplement No. 3936), having the following terms:

Maturity Date: August 28, 2019

Principal Amount: US$ 25,000,000

Issue Price: 100.00%

Settlement Date: August 28, 2003

Place of Delivery: The City of New York, New York

Issue Date: August 28, 2003

Specified Currency: United States Dollars

Interest Rate: 4.75% from and including August 28, 2003 to but excluding August 28, 2008; 6.00% from and including August 28, 2008 to but excluding August 28, 2013 and thereafter, 8.00% from and including August 28, 2013 to but excluding, the Maturity Date.

Interest Payment Dates: Semi-Annually on each February 28th and August 28th, commencing February 28, 2004.

Redemption at the option of the Company: August 28, 2006 and thereafter on any Interst Payment Date

Repayment at the option of the holder: None

Discount/Commissions: 0.00%

Terms used but not defined herein shall have the meaning assigned to them in the U.S. Distribution Agreement.

The certificate referred to in Section 5(b) of the U.S. Distribution Agreement, the opinion referred to in Section 5(a)(i) of the U.S. Distribution Agreement and the accountants letter referred to in Section 5(c) of the U.S. Distribution Agreement will be required.

MORGAN STANLEY & CO. INCORPORATED

By: _______________________________

Title:

By: _______________________________

Title:

Accepted:

GENERAL ELECTRIC CAPITAL CORPORATION

By: _____________________________________

Dennis R. Sweeney

Vice President

GENERAL ELECTRIC CAPITAL CORPORATION

Executive Officer's Certificate

I, Dennis R. Sweeney, Vice President of General Electric Capital Corporation, a Delaware corporation (the "Company"), DO HEREBY CERTIFY pursuant to Section 5(b) of the Second Amended and Restated U.S. Distribution Agreement dated as of April 16, 2002, as amended on November 22, 2002 (the "Distribution Agreement"), among the Company and the Agents named therein, relating to Global Medium-Term Notes, Series A and the related Terms Agreement dated as of August 12, 2003between the Company and Morgan Stanley & Co. Incorporated :

The representations and warranties of the Company contained in the Distribution Agreement are true and correct on and as of the date hereof, as if made on and as of such date and the Company has complied with all agreements and satisfied all conditions on its part to be performed or satisfied under the Distribution Agreement at or prior to the date hereof; and

No stop order suspending the effectiveness of the Registration Statement is in effect, and, to the best of my knowledge, no proceedings for such purpose are pending before or threatened by the Securities and Exchange Commission, and there has been no material adverse change in the condition of the Company and its subsidiaries, taken as a whole, from that set forth in the Registration Statement, the Prospectus, the Prospectus Supplement, and the Pricing Supplement.

Capitalized terms used in this certificate have the meanings ascribed to them in the Distribution Agreement referred to above.

IN WITNESS WHEREOF, I have signed this certificate as of this 28th day of August, 2003.

GENERAL ELECTRIC CAPITAL

CORPORATION

By:

Dennis R. Sweeney

Vice President

GENERAL ELECTRIC CAPITAL CORPORATION

Assistant Secretary's Certificate

I, Alan M. Green, Assistant Secretary of General Electric Capital Corporation, a Delaware corporation (the "Company"), hereby certify that:

(a) No amendment or other document relating to or affecting the Certificate of Incorporation of the Company has been filed in the office of the Secretary of the State of Delaware since January 27, 2003, and no action has been taken by the Company or its stockholders, directors or officers in contemplation of the filing of any amendment or other document relating to or affecting the Certificate of Incorporation of the Company or in contemplation of the liquidation or dissolution of the Company or threatening its corporate existence;

(b) Attached hereto as Annex A is a true and correct copy of the By-Laws of the Company as in full force and effect at all times since September 19, 2002 to and including the date hereof;

(c) Attached hereto as Annex B are true copies of the draft resolutions duly adopted by the Board of Directors of the Company at meetings held on March 20, 2003; such resolutions have not been amended, modified or rescinded and remain in full force; and such resolutions are the only resolutions adopted by the Company's Board of Directors or any committee thereof relating to the Company's 4.75% Redeemable Fixed Rate Step-Up Coupon Notes due August 28, 2019;

(d) Each person who, as an officer or attorney-in-fact of the Company, signed the (i) Second Amended and Restated U.S. Distribution Agreement (ii) the Notes; (iii) the Terms Agreement, or any other document delivered in connection with the issuance, offering or sale of the Notes as contemplated by the Terms Agreement, was at the time of such signing and delivery duly elected or appointed, qualified and acting as such officer or duly appointed and acting as such attorney-in-fact, and the signatures of such persons appearing on such documents are their genuine signatures ; and

(e) Since the Company's Quarterly Report on Form 10-Q filed with the Securities and Exchange Commission on August 1, 2003, through the date hereof, there have been no reports (other than reports relating to securities of issuers other than the Company) filed by the Company pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934, as amended (the "1934 Act"), or proxy statements or information statements filed by the Company pursuant to Section 14 of the 1934 Act.

IN WITNESS WHEREOF, I have hereunto signed my name as of August 28, 2003.

______________________________

Alan M. Green

Assistant Secretary

g GE Capital

Alan M. Green General Electric Capital Corporation

General Counsel - Treasury Operation 201 High Ridge Road

and Assistant Secretary Stamford, CT 06927-9400

203-961-5077, Dial Comm 8*228-5077

FAX 203-357-3490, Dial Comm 8*228-3490

Internet: alan.green1@ge.com

August 28, 2003

Morgan Stanley & Co. Incorporated

1585 Broadway

New York, NY 10036

US$ 25,000,000 4.75% Redeemable Fixed Rate Step-up Coupon Notes Due August 28, 2019

Ladies and Gentlemen:

I am General Counsel - Treasury Operation of General Electric Capital Corporation, a Delaware corporation (the "Company"), and have been asked to provide this opinion letter in connection with (i) the issuance by the Company of US$ 25,000,000 of its Global Medium-Term Notes, Series A, described in the Pricing Supplement referred to below (the "Notes") under a Third Amended and Restated Indenture dated as of February 27, 1997, as amended by the First Supplemental Indenture dated as of May 3, 1999, the Second Supplemental Indenture dated as of July 2, 2001 and the Third Supplemental Indenture dated as of November 22, 2002, each between the Company and JPMorgan Chase Bank (formerly known as The Chase Manhattan Bank), as trustee, (collectively, the "Indenture"), (ii) the sale and delivery of the Notes to you pursuant to (a) the Second Amended and Restated U.S. Distribution Agreement dated as of April 16, 2002 as amended on November 22, 2002 (the "Distribution Agreement"), between the Company and the agents named therein, and (b) the Terms Agreement dated as of August 12, 2003, (the "Terms Agreement") between the Company and Morgan Stanley & Co. Incorporated, as agent.

In this regard, I have reviewed the above referenced documents, the Registration Statement on Form S-3 (File No. 333-100527 and all amendments thereto (as so amended, the "Registration Statement") and the following filings under Rule 424(b) of the Securities Act of 1933 (the "1933 Act"): (i) the prospectus dated November 21, 2002 (the "Basic Prospectus"), (ii) a prospectus supplement dated November 22, 2002 (the "Prospectus Supplement") relating to the Global Medium-Term Notes, Series A, and (iii) the Pricing Supplement No. 3936 dated August 12, 2003 (the "Pricing Supplement") relating to the Notes.

The Basic Prospectus, as supplemented by the Prospectus Supplement and the Pricing Supplement, is herein called the "Prospectus," and references in this letter to the Registration Statement or the Prospectus as amended or supplemented and to amendments and supplements include all amendments and supplements relating to the Registration Statement, the Basic Prospectus, the Prospectus Supplement and the Pricing Supplement to the date hereof except for supplements relating only to securities other than the Notes. I have also examined such other documents, certificates and instruments and have made such investigation as I have deemed appropriate in order to give the opinions expressed herein.

Based upon the foregoing, it is my opinion that:

1. The Company has been duly incorporated and is validly existing in good standing under the laws of the State of Delaware.

2. The Company is duly qualified to transact business and is in good standing in each jurisdiction in which the conduct of its business or the ownership or leasing of its properties requires such qualification.

3. The Indenture has been duly authorized, executed and delivered by the Company and is a valid and binding agreement of the Company, enforceable against the Company in accordance with its terms and has been qualified under the Trust Indenture Act of 1939, as amended.

4. The Notes have been duly authorized by all necessary corporate action and, when executed and authenticated in accordance with the terms of the Indenture and delivered and paid for by the Agents as principal pursuant to the Terms Agreement, will be valid and binding obligations of the Company enforceable against the Company in accordance with their terms and will entitle the holders thereof to the benefits of the Indenture.

5. Each of the Distribution Agreement and the Terms Agreement has been duly authorized, executed and delivered by the Company and is a valid and binding agreement of the Company enforceable against the Company in accordance with its terms, except as rights to indemnity and contribution thereunder may be limited under applicable federal or state law in the United States.

    Neither the execution, delivery and performance of the Distribution Agreement or Terms Agreement nor the issuance and sale of the Notes by the Company as provided in the Distribution Agreement and the Terms Agreement will contravene the Certificate of Incorporation or By-Laws of the Company or result in any violation of any of the terms or provisions of any law, rule or regulation of the United States (other than with respect to the applicable state securities or Blue Sky laws, as to which I express no opinion) or of any indenture, mortgage or other agreement or instrument known to me by which the Company or any of its subsidiaries is bound or any judgment, order or decree of any governmental body, agency or court having jurisdiction over the Company or any of its subsidiaries.

7. The statements contained in the Prospectus under the captions "Description of the Notes" and "Plan of Distribution" fairly present the matters referred to therein.

8. Each document incorporated by reference in the Prospectus which was filed pursuant to the Securities Exchange Act of 1934, as amended (the "1934 Act") (except for the financial statements and schedules and other financial and statistical material included therein or omitted therefrom, as to which I express no opinion) complied when so filed as to form in all material respects with the 1934 Act and the applicable rules and regulations of the Commission thereunder.

9. The Registration Statement is effective under the 1933 Act and, to the best of my knowledge, no stop order suspending the effectiveness of the Registration Statement has been issued under the 1933 Act or proceedings therefor initiated or threatened by the Commission.

10. The Registration Statement, the Prospectus, the Pricing Supplement and any supplements and amendments thereto (except for the financial statements and schedules and other financial and statistical material included therein or omitted therefrom, and except for supplements and amendments relating only to securities other than the Notes, as to which I express no opinion) comply as to form in all material respects with the 1933 Act and the rules and regulations of the Commission thereunder.

Based upon my participation in the preparation of the Registration Statement and my review of the Prospectus, the Prospectus Supplement and the Pricing Supplement and any amendments and supplements thereto (including documents incorporated by reference) and examination and discussion of the contents thereof, but without independent check or verification except with respect to the summary of the provisions of the Indenture and the Notes to which my opinion in paragraph 7 relates, I believe that (except for the financial statements and schedules and other financial and statistical material included therein or omitted therefrom, as to which I express no view) the Registration Statement, at the time they became effective, did not contain an untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein not misleading, and the Prospectus does not contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading.

My opinions in paragraphs 3, 4 and 5, insofar as they relate to enforceability, are subject to the effect of any applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting creditors' rights generally and to the effect of general equitable principles (regardless of whether the issue of enforceability is considered in a proceeding in equity or at law).

I am furnishing this opinion to you solely for your benefit in connection with the transaction herein contemplated, and this opinion is not to be used, circulated, quoted or otherwise referred to for any other purpose, or relied upon by, or delivered to, any other person, without my prior written approval in each instance. My opinion is limited to the laws of the State of New York, the General Corporation Law of the State of Delaware and the federal law of the United States.

Very truly yours,

Alan M. Green

General Electric Capital Corporation

Officers' Certificate

with respect to

Global Medium-Term Notes, Series A

Trade No. 3936

The undersigned officers of General Electric Capital Corporation (the "Company"), pursuant to authority delegated to them by resolutions of the Board of Directors of the Company adopted on March 20, 2003 (the "Resolutions") and for the purpose of establishing certain terms for Global Medium Term Notes, Series A, Trade No.: 3936 (the "Notes") to be issued pursuant to the provisions of the Third Amended and Restated Indenture dated as of February 27, 1997, between the Company and JPMorgan Chase Bank as successor trustee, as supplemented by the First Supplemental Indenture dated as of May 3, 1999, the Second Supplemental Indenture dated as of July 2, 2001 and the Third Supplemental Indenture dated as of November 22, 2002, hereby certify that, pursuant to the Resolutions, the terms of the Notes and of the sale thereof, as set forth on the Schedule annexed hereto, have been approved by the undersigned.

GENERAL ELECTRIC CAPITAL

CORPORATION

By:_________________________________

Senior Vice President - Corporate Treasury

and Global Funding Operation

By:_________________________________

Vice Chairman and Chief Financial Officer

Dated: August 12, 2003

SCHEDULE

Agent: Morgan Stanley & Co. Incorporated

Trade No. 3936

Method of Sale: Underwritten

Certain Terms of the Notes:

Principal Amount of Notes: US$ 25,000,000

DTC Registered: Yes

Listing: None

Maturity Date: August 28, 2019

Interest Rate: 4.75% Redeemable Fixed Rate Step-up Coupon

Payment Frequency: Semi-Annually on February 28th and August 28th of each year commencing February 28, 2004.

First Interest Payment Date: February 28, 2004

Issue Price: 100.00 % of the principal amount of the Notes

Commissions: 0.00% of the principal amount of the Notes

Closing Date: August 28, 2003

g GE Capital

Lisa R. King General Electric Capital Corporation

Paralegal 201 High Ridge Road

Treasury Operation Stamford, CT 06927-9400

203-961-5078, Dial Comm 8*228-5078

FAX 203-357-3490, Dial Comm 8*228-3490

Internet:.lisa.king@gecapital.com

August 20, 2003

To: Mr. Mike Fusco /Hal Hendershot

Morgan Stanley & Co. Incorporated

From: Lisa R. King

Paralegal - Treasury

Re: US$ 25,000,000 4.75% Redeemable Fixed Rate

Step-up Coupon Notes Due August 28, 2019

Enclosed please find two original copies of the Terms Agreements for the above referenced issues. Please sign the two copies, keep one original for your files and return the other to my attention as soon as possible.

In addition, please also find one original each of the following closing documents:

    Pricing Supplement

    Executive Officer's Certificate

    Assistant Secretary's Certificate (One copy of Exhibits)

    Opinion of Alan M. Green

Please give me a call at (203) 961-5078 should you have any questions. Thanks.

Enclosures